Exhibit 5.14

CONSENT OF G. CLOW

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation (File No. 333-190073).

/s/ Graham G. Clow
By:	Graham G. Clow, P.Eng
Title:	Principal Mining Engineer
Company:	Roscoe Postle Associates Inc.

Dated:	January 15, 2014